UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934
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JOHN HANCOCK TRUST
(Name of Registrant as Specified in Its Charter)
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JOHN HANCOCK TRUST
International Small Cap Trust
601 Congress Street
Boston, Massachusetts 02210-2805

May 6, 2008
Dear Shareholder:
Enclosed is the Information Statement of John Hancock Trust (the “Trust”) regarding a new subadvisory agreement with Franklin Templeton Investments Corp. (“FTIC”) for the International Small Cap Trust (the “Fund”), one of the separate series or funds of the Trust. The new agreement became effective on April 28, 2008. Prior to that time, an affiliate of FTIC, Templeton Investment Counsel, LLC (“TICL”), was the subadviser to the Fund. The new subadvisory agreement with FTIC has not resulted in any change in the level or scope of subadvisory services provided to, or the advisory or subadvisory fee rates for, the Fund.
PLEASE NOTE THAT THE FUND IS NOT REQUIRED TO OBTAIN SHAREHOLDER APPROVAL. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. The enclosed Information Statement provides information about the new agreement and FTIC.
If you have any questions regarding the Information Statement or the new subadvisory agreement, please contact a John Hancock Funds Customer Service Representative at 1-800-225-5291.

Sincerely,
/s/ Thomas M. Kinzler
Thomas M. Kinzler
Secretary John Hancock Trust

JOHN HANCOCK TRUST
International Small Cap Trust
601 Congress Street
Boston, Massachusetts 02210-2805

INFORMATION STATEMENT
NEW SUBADVISORY AGREEMENT
FOR THE INTERNATIONAL SMALL CAP TRUST

INTRODUCTION
This Information Statement provides notice of and information regarding a new subadvisory agreement for the International Small Cap Trust (the “Fund”), one of the separate series or funds of John Hancock Trust (the “Trust”). A definitive copy of this Information Statement will be first mailed to shareholders of the Fund on or about May 6, 2008.
The Trust. The Trust is an open-end management investment company, commonly known as a mutual fund, registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The shares of the Trust are divided into 121 separate series corresponding to 121 registered funds (the “Funds”).
The Adviser. John Hancock Investment Management Services, LLC (the “Adviser”) serves as investment adviser for the Funds. Pursuant to an investment advisory agreement with the Trust, the Adviser administers the business and affairs of the Trust and retains, compensates and monitors the performance of subadvisers that manage the investment and reinvestment of the assets of the Funds pursuant to subadvisory agreements with the Adviser. The Adviser and the subadviser named in this Information Statement are registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).
The Distributor. John Hancock Distributors, LLC (the “Distributor”) serves as the Funds’ distributor.
The offices of the Adviser and the Distributor are located at 601 Congress Street, Boston, Massachusetts 02210, and their ultimate parent entity is Manulife Financial Corporation (“MFC”), a publicly traded company based in Toronto, Canada. MFC and its subsidiaries operate as “Manulife Financial” in Canada and Asia and primarily as “John Hancock” in the United States.
Pursuant to an order from the Securities and Exchange Commission (“SEC”), the Adviser may, without obtaining shareholder approval, enter into and change the terms (including subadvisory fees) of subadvisory agreements with Fund subadvisers that are not affiliates of the Adviser. Because the new subadvisory agreement described in this Information Statement does not involve a subadviser that is affiliated with the Adviser for purposes of the SEC order, THE

TRUST IS NOT REQUIRED TO OBTAIN SHAREHOLDER APPROVAL OF THE NEW SUBADVISORY AGREEMENT, AND SHAREHOLDERS ARE REQUESTED NOT TO SEND A PROXY.
Annual and Semi-Annual Reports. The Fund will furnish, without charge, a copy of the Fund’s most recent annual report and semi-annual report to any shareholder upon request. To obtain a report, please call the Fund at 1-800-225-5291 or write to the Fund at 601 Congress Street, Boston, Massachusetts 02210.

NEW SUBADVISORY AGREEMENT FOR THE FUND
Background
Prior to the appointment of Franklin Templeton Investments Corp. (“FTIC”), an affiliate of FTIC, Templeton Investment Counsel, LLC (“TICL”) was the Fund’s subadviser and Tucker Scott, Cindy Sweeting, Peter Nori and Neil Devlin shared the primary responsibility for the day-to-day portfolio management of the Fund. In 2007, however, Ms. Sweeting and Messrs. Scott, Nori and Devlin assumed new, additional responsibilities within Franklin Templeton Investments. In light of these changes, Fund management recommended to the Board of Trustees (the “Board”) that FTIC serve as the Fund’s subadviser with Bradley A. Radin assuming the primary day-to-day portfolio management responsibilities for the Fund. Fund management advised the Board that Mr. Radin, Executive Vice-President, Portfolio Manager/Research Analyst of FTIC, has had extensive experience in managing global small cap equity accounts. At its meeting held on March 26, 2008, the Board, including all of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust or the Adviser (the “Independent Trustees”), approved a new subadvisory agreement with FTIC. The change in subadviser for the Fund has not resulted in any change in the level or scope of subadvisory services provided to, or the advisory or subadvisory fee rates for, the Fund.
FTIC currently serves as the Fund’s subadviser pursuant to a subadvisory agreement dated April 28, 2008 between the Adviser and FTIC. The new subadvisory agreement with FTIC became effective, and the previous subadvisory agreement with TICL terminated on April 28, 2008. TICL served as the Fund’s subadviser pursuant to an Amendment dated May 1, 2003 between the Adviser and TICL to Subadvisory Agreement dated February 1, 1999, as amended, which was approved most recently by the Board (including a majority of the Independent Trustees) on June 8, 2007. For purposes of this Information Statement, the FTIC subadvisory agreement is referred to as the “new subadvisory agreement” and the TICL subadvisory agreement is referred to as the “prior subadvisory agreement.”
FTIC
FTIC, located at 200 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4, is registered as an adviser in the categories of investment counsel and portfolio manager, or equivalent, in all Canadian provinces and one territory and as a mutual fund dealer with the Ontario Securities Commission and the Alberta Securities Commission. FTIC is also registered as an investment adviser with the SEC. FTIC is an indirect wholly-owned subsidiary of Franklin Resources, Inc. (“Resources”). Resources, located at One Franklin Parkway, San Mateo, California 94403-1906, is a publicly owned holding company. The principal shareholders of Resources are Charles B. Johnson and Rupert H. Johnson, Jr., who owned approximately 17.91% and 15.60% respectively, of its outstanding shares as of January 31, 2008. As of January 31, 2008, FTIC managed approximately $44.21 billion in assets.
For information about the executive officers and directors of FTIC, and funds comparable to the Fund, managed by FTIC, see “Additional Information About FTIC” below.

New Subadvisory Agreement
Under the new subadvisory agreement, as under the prior subadvisory agreement, the subadviser manages the day-to-day investment and reinvestment of the assets of the Fund, subject to the supervision of the Board, and formulates and implements a continuous investment program for the Fund consistent with the Fund’s investment objective and policies. The subadviser implements such program by purchases and sales of securities and regularly reports thereon to the Board and the Adviser.
Except for the effective dates and the initial terms of the subadvisory agreements, the terms of the prior subadvisory agreement and the new subadvisory agreement are substantially the same, and are the same with respect to compensation as described below. The terms of the agreements are described below under “Description of Prior and New Subadvisory Agreements.”
Compensation. As compensation for its services under the new subadvisory agreement, FTIC is paid a subadvisory fee by the Adviser with respect to the Fund. The fee, which is accrued daily and paid monthly within 30 calendar days of the end of each month, is determined by applying the daily equivalent of an annual fee rate to the net assets of the Fund. Under the prior subadvisory agreement, TICL was also paid a subadvisory fee by the Adviser determined in the same manner as the subadvisory fee for FTIC under the new subadvisory agreement. UNDER BOTH THE PRIOR AND NEW SUBADVISORY AGREEMENTS, THE SUBADVISORY FEE IS PAID BY THE ADVISER OUT OF THE MANAGEMENT FEE IT RECEIVES FOR THE FUND AND IS NOT AN ADDITIONAL CHARGE TO THE FUND.
The following table sets forth the annual percentage rate of the subadvisory fees for the Fund under the prior and new subadvisory agreements. As indicated, the rate is the same under both agreements.

		Between $200
	First $200	Million and $500	Excess Over
	Million of	Million of	$500 Million of
	Aggregate Net	Aggregate Net	Aggregate Net
Agreement	Assets*	Assets*	Assets*

Prior Subadvisory Agreement	0.600%	0.500%	0.400%
New Subadvisory Agreement	0.600%	0.500%	0.400%

*	The term Aggregate Net Assets refers to the total of the net assets of the Fund managed by the subadviser plus the net assets of the International Small Cap Fund (another fund in the John Hancock family of funds), but only for the period during which the subadviser for the Fund also serves as the subadviser for the International Small Cap Fund. For purposes of determining Aggregate Net Assets and calculating the subadvisory fee, the net assets of the Fund are determined as of the close of business on the previous business day of the Fund, and the net assets of the International Small Cap Fund are determined as of the close of business on the previous business day of that fund.

For the fiscal year ended December 31, 2007, the Adviser paid TICL under the prior subadvisory agreement a subadvisory fee of $3,006,570 with respect to the Fund. Had the new subadvisory agreement with FTIC been in effect for that period, the subadvisory fee would have been the same.
Board Evaluation Of the New Subadvisory Agreement
The Board, including the Independent Trustees, is responsible for selecting the Trust’s Adviser, approving the Adviser’s selection of subadvisers for each of the Funds and approving the Trust’s advisory and subadvisory agreements, their periodic continuation and any amendments. Consistent with SEC rules, the Board regularly evaluates the Trust’s advisory and subadvisory arrangements, including consideration of the factors listed below. The Board may also consider other factors (including conditions and trends prevailing generally in the economy, the securities markets and the industry) and does not treat any single factor as determinative, and each Trustee may attribute different weights to different factors. The Board is furnished with an analysis of its fiduciary obligations in connection with its evaluation and, throughout the evaluation process, the Board is assisted by counsel for the Trust and the Independent Trustees are separately assisted by independent legal counsel. The factors considered by the Board are:
1.	the nature, extent and quality of the services to be provided by the Adviser to the Trust and by the subadvisers to the Funds;

2.	the investment performance of the Funds and their subadvisers;

3.	the extent to which economies of scale would be realized as a Fund grows and whether fee levels reflect these economies of scale for the benefit of Trust shareholders;

4.	the costs of the services to be provided and the profits to be realized by the Adviser and its affiliates (including any subadvisers that are affiliated with the Adviser) from the Adviser’s relationship with the Trust; and

5.	comparative services rendered and comparative advisory and subadvisory fee rates.
The Board believes that information relating to all of these factors is relevant to its evaluation of the Trust’s advisory agreement. With respect to its evaluation of subadvisory agreements with entities that are not affiliated with the Adviser, the Board believes that, in view of the Trust’s “manager-of-managers” advisory structure, the costs of the services to be provided and the profits to be realized by those subadvisers that are not affiliated with the Adviser from their relationship with the Trust generally are not a material factor in the Board’s consideration of these subadvisory agreements because such fees are paid by the Adviser and not by the Funds. Furthermore, the Board relies on the ability of the Adviser to negotiate such subadvisory fees at arm’s-length.
In evaluating subadvisory arrangements, the Board also considers other material business relationships that unaffiliated subadvisers and their affiliates have with the Adviser or its affiliates, including the involvement by certain affiliates of certain subadvisers in the distribution of financial products, including shares of the Trust, offered by the Adviser and other affiliates of the Adviser (“Material Relationships”).

At its meeting on March 26, 2008, the Board, including all of the Independent Trustees, approved the new subadvisory agreement. In making its determination with respect to the subadvisory agreement, and with reference to the factors that it considers, the Board reviewed or considered:
1.	that FTIC and portfolio manager have extensive experience and demonstrated skills as a manager;

2.	that FTIC is an affiliate of TICL and both are controlled by Resources;

3.	that the new subadvisory agreement is being entered into in order to effect a portfolio manager change;

4.	the investment performance of the Fund and other funds of the Trust or John Hancock Funds II funds managed by FTIC and its affiliates;

5.	the proposed subadvisory fee for the Fund; and

6.	information relating to the nature and scope of Material Relationships, if any, and their significance to the Adviser and the unaffiliated subadviser.
The Board’s decision to approve the new subadvisory agreement was based on a number of determinations, including the following:
1.	affiliates of FTIC currently manage other funds of the Trust and John Hancock Funds II and the Board is generally satisfied with their management of these funds;

2.	the change in subadviser for the Fund is being effected in order to accommodate a portfolio manager change;

3.	FTIC is expected to manage the Fund with the same investment objective and policies under the new subadvisory agreement as TICL did under the prior subadvisory agreement, and FTIC may generally be expected to provide at least the same level and quality of management services under the new subadvisory agreement as TICL did under the prior subadvisory agreement; and

4.	the subadvisory fee under the new subadvisory agreement: (i) is the product of arm’s-length negotiations between the Adviser and FTIC; (ii) is within industry norms; (iii) is the same as the fee under the prior subadvisory agreement; (iv) is paid by the Adviser and not by the Fund; (v) will not result in any advisory fee increase with respect to the Fund; and (vi) contains breakpoints that are reflected in the advisory fee for the Fund, thus permitting shareholders to benefit from economies of scale.
Additional Information About FTIC
Portfolio Management Team. Mr. Radin is responsible for the day-to-day management of the Fund. Mr. Radin, an Executive Vice President in the Global Equity Management Group, joined the Templeton organization in 1995. He manages Templeton Global Smaller Companies Fund and Bissett International Equity Fund, each a Canadian mutual fund, as well as Templeton Foreign Smaller Companies Fund and Templeton Global Smaller Companies Fund, each a U.S. registered investment company. In addition, Mr. Radin’s global research responsibilities include Asian, Japanese and Australian banks and small cap special situation stocks. Prior to joining

Templeton, Mr. Radin worked in the Asian equity research department of Credit Suisse First Boston in Hong Kong.
Executive Officers and Directors of FTIC. The names and principal occupations of the principal executive officers and directors of FTIC are set forth below. The business address of each such person is 200 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4.

Name	Position with FTIC and Principal Occupation

Donald F. Reed	Director, President and Chief Executive Officer

James E. Cook	Director and Executive Vice President — Strategic Initiatives

Brad G. Beuttenmiller	Director, Senior Vice President, and Chief Counsel — Canada and Corporate Secretary
Other Investment Companies Advised by FTIC. FTIC currently acts as adviser to the following U.S. registered investment company or series thereof having similar investment objectives and policies to those of the Fund. The table below also states the approximate size of such fund as of January 31, 2008, the current advisory fee rate (net of any fee waiver or reimbursement) for the fund as a percentage of average daily net assets, and whether FTIC agreed to waive or reduce its fees with respect to the listed fund.

Waived
Investment	Net Assets as		or Reduced
Company Name	of 1/31/2008	Annual Rate of Compensation	Fees
Templeton Foreign Smaller Companies Fund	$405,048,837	1.0% of the value of net assets up to and including $100,000,000;
0.90% of the value of net assets over $100,000,000 up to and including $250,000,000;
0.80% of the value of net assets over $250,000,000 up to and including $500,000,000; and
		0.75% of the value of net assets over $500,000,000.	No

Description of Prior and New Subadvisory Agreements
The new subadvisory agreement, including the scope of services being provided, is substantially identical to the prior subadvisory agreement except as described below. For convenience and except when differences between the subadvisory agreements are noted, the agreements are collectively referred to as the “subadvisory agreement” and the subadvisers as the “subadviser.”
Duties of the Subadviser. The subadviser manages the investment and reinvestment of the assets of the Fund, subject to the supervision of the Board, and formulates and implements a continuous investment program for the Fund consistent with the Fund’s investment objective and policies. The subadviser implements such program by purchases and sales of securities, including the placing of orders for such purchases and sales, and regularly reports thereon to the Board. To facilitate transactions in international securities for the Fund, the subadviser purchases, sells, exchanges or converts foreign currency in the spot or forward markets, as necessary. At its expense, the subadviser furnishes all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully. The subadviser also furnishes administrative facilities, including bookkeeping, clerical personnel, and equipment necessary for the efficient conduct of the investment affairs of the Fund.
Brokerage Transactions. The subadviser selects brokers and dealers to effect all transactions, places all necessary orders with brokers, dealers, or issuers, and negotiates brokerage commissions, if applicable. The subadviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the subadviser’s overall responsibilities with respect to accounts managed by the subadviser.
Proxy Voting. Under the new subadvisory agreement, the subadviser makes decisions on proxy voting, unless such decisions are expressly reserved by the Adviser, and agrees to vote all proxies received in connection with securities held by the Fund, contingent upon receipt of proxies from the Fund’s custodian in a timely manner. Under the prior subadvisory agreement, the subadviser makes decisions on proxy voting, unless such decisions are expressly reserved by the Trustees or a named fiduciary of the Trust. In addition, under the prior subadvisory agreement, the subadviser may retain an independent third-party proxy voting service to make determination on proxy voting or take such action as the subadviser deems appropriate.
Under both the new and prior subadvisory agreements, the subadviser is not expected or required to take any action other than the rendering of investment-related advice with respect to lawsuits involving securities presently or formerly held in the Fund, or the issuers thereof.
Books and Records. The subadviser maintains all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company under the 1940 Act and the Advisers Act.
Term. The subadvisory agreement initially continues in effect for a period of no more than two years from the date of its execution and thereafter continues only if such continuance is specifically approved at least annually either (i) by the Trustees or (ii) by the vote of a majority of the outstanding voting securities of the Fund. In either event, such continuance must also be approved by the vote of a majority of the Independent Trustees.
Any required shareholder approval of the subadvisory agreement or continuance of the subadvisory agreement is effective with respect to the Fund if a majority of the outstanding voting securities of the Fund votes to approve such agreement or its continuance even if such agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (i) any other Fund of the Trust affected by the subadvisory agreement or (ii) all of the Funds of the Trust.
If any required shareholder approval or any continuance of the subadvisory agreement is not obtained, the subadviser will continue to act as subadviser with respect to the Fund pending the required approval of the agreement or its continuance or a new agreement with either that subadviser or a different subadviser, or other definitive action.
Termination. The subadvisory agreement provides that it may be terminated at any time, without the payment of any penalty, on at least sixty (60) days’ prior written notice to the other party or parties to the subadvisory agreement and, as applicable, to the Trust. The following parties may terminate the subadvisory agreement:
•	the Board;

•	the holders of a majority of the outstanding voting securities of the Fund;

•	the Adviser; and

•	the subadviser.
The subadvisory agreement automatically terminates, without the payment of any penalty, in the event of its assignment or in the event that the advisory agreement between the Adviser and the Trust terminates for any reason.
Amendments. The subadvisory agreement may be amended by the parties to the agreement provided the amendment is approved by a majority of the Trustees and a majority of the Independent Trustees. Any required shareholder approval of any amendment will be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund votes to approve the amendment, even if the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Fund of the Trust affected by the amendment or (b) all of the Funds of the Trust.
Liability of Subadviser. Under the new subadvisory agreement, the Adviser and the subadviser each agrees to indemnify the other party and each such party’s affiliates, employees, directors and officers against any claim, damages, loss or liability (including reasonable attorneys’ fees) arising out of any third-party claims brought against an indemnified party that are found to constitute willful misfeasance, bad faith or gross negligence on the part of the indemnifying party. Under the prior subadvisory agreement, neither the subadviser nor any of its directors, officers or employees were liable to the Adviser or the Trust for any loss suffered by the Adviser or the Trust resulting from the subadviser’s acts or omissions as subadviser to the Fund, except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the duties of the subadviser or any of its directors.
Consultation with Subadvisers to the Funds. Consistent with Rule 17a-10 under the 1940 Act, the subadvisory agreement prohibits the subadviser from consulting with the following entities concerning transactions for the Fund in securities or other assets: (i) other subadvisers to the Fund, (ii) subadvisers to other Funds of the Trust, and (iii) subadvisers to funds under common control with the Fund.
Confidentiality of Portfolio Holdings. The subadviser is required to treat Fund portfolio holdings as confidential, in accordance with the Trust’s policy regarding disclosure of portfolio holdings, and to prohibit its employees from trading on such confidential information.
Compliance. Under the new subadvisory agreement, the subadviser is required to provide the Adviser with the subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act that relate to the services provided by the subadviser. In addition, the subadviser must make reasonable efforts to submit to the Adviser: (i) any material changes to the Compliance Policies; (ii) notification of the commencement of a regulatory examination of the subadviser and general descriptions of the results of such examinations and of any periodic testing of the Compliance Policies; and (iii) notification of any material compliance matter that relates to the services provided by the subadviser. The subadviser must also provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Trust to comply with Rule 38a-1 under the 1940 Act. The prior subadvisory agreement did not include such provisions.
Fund’s Ownership Information
As of April 1, 2008, to the best of the Trust’s knowledge, the Trustees and officers of the Fund as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund (“Shares”). The following table sets forth, to the best of the Trust’s knowledge, the name, address, number and percentage of Shares of persons that owned of record more than 5% of the outstanding Shares of the indicated class as of April 1, 2008. A person that beneficially holds more than 25% of the outstanding voting securities of a class of the Fund may be considered to be a controlling person of that class.

		Number of
	Class of the	Shares of	Percentage
Record Holder	Fund	Class	of Class
JHT Lifestyle Growth Trust	Series NAV	11,444,515.14	52.39%
JHT Lifestyle Balanced Trust	Series NAV	8,747,891.60	40.05%
John Hancock Life Insurance Company of New York	Series I	363,693.50	5.14%
John Hancock Life Insurance Company (U.S.A.)	Series I	6,715,651.73	94.86%

		Number of
	Class of the	Shares of	Percentage
Record Holder	Fund	Class	of Class
John Hancock Life Insurance Company of New York	Series II	376,176.02	11.57%
John Hancock Life Insurance Company (U.S.A.)	Series II	2,875,132.58	88.43%